UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2011

Woodward, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 East Drake Road, Fort Collins, Colorado		80525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	970-482-5811

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, Dennis M. Benning, notified Woodward, Inc. (the “Company”) that he will retire from his position as President, Airframe Systems, effective on June 1, 2011.

Also on April 27, 2011, Marty Glass, the current President, Aircraft Turbine Systems, was appointed as President, Airframe Systems, effective June 1. Glass will immediately begin the transition to his new position in preparation for Mr. Benning’s retirement, and will resign his position as President, Aircraft Turbine Systems, effective on June 1.

As a result of Mr. Glass’ new position, the Company has entered into a new compensatory arrangement with Mr. Glass whereby his annual base salary will be $365,000. His annual incentive pay target will remain at 60% of his base pay. Mr. Glass’ target participation level in the Woodward Long Term Incentive Plan will remain at 35% and he will continue to be eligible to qualify for stock options.

Mr. Glass will relocate from Rockford, Illinois, to Skokie, Illinois, and he will receive the same relocation assistance provided to all transferring Woodward members. In addition, Mr. Glass will receive a lump sum payment in the amount of $250,000 to offset the increased cost of living in the greater Chicago area, as well as the option of a directed offer by the Company so that the proceeds Mr. Glass receives from his Rockford home sale will not be less than his original home purchase price.

The Company is in the process of identifying a successor candidate for the position of President, Aircraft Turbine Systems. In the interim, Thomas A. Gendron, Chief Executive Officer and President, has been appointed to serve in that capacity from June 1 until such time as a successor is named.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the matters described in Item 5.02 of this report is furnished herewith as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward, Inc.

May 2, 2011	By:	A. Christopher Fawzy

Name: A. Christopher Fawzy
Title: Corporate Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Woodward, Inc., dated May 2, 2011